UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2016

Rhino Resource Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-34892	27-2377517
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
(Address of principal executive office) (Zip Code)

(859) 389-6500
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on December 17, 2015, Rhino Resource Partners LP (the “Partnership”) was notified by the New York Stock Exchange (the “NYSE”) that the NYSE had determined to commence proceedings to delist its common units representing limited partner interests in the Partnership (the “Common Units”) from the NYSE as a result of the Partnership’s failure to comply with the continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual to maintain an average global market capitalization over a consecutive 30 trading-day period of at least $15 million for its Common Units.  The NYSE also suspended the trading of the Common Units at the close of trading on December 17, 2015.  The NYSE also informed the Partnership that it would apply to the Securities and Exchange Commission (the “SEC”) to delist the Common Units upon completion of all applicable procedures, including any appeal by the Partnership of the NYSE’s decision.

On January 4, 2016, the Partnership filed an appeal with the NYSE to review the suspension and delisting determination of the Common Units.  The NYSE held a hearing regarding the Partnership’s appeal on April 20, 2016 and affirmed its prior decision to delist the Common Units.

On April 27, 2016, the NYSE filed with the SEC a notification of removal from listing and registration on Form 25 to delist the Common Units and terminate the registration of the Common Units under Section 12(b) of the Securities Exchange Act of 1934.  The delisting will become effective on May 9, 2016.  The Common Units will continue to trade on the OTCQB Marketplace under the ticker symbol “RHNOD” until May 16, 2016, at which time the OTCQB ticker symbol will revert to “RHNO.”

ITEM 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James F. Tompkins, director of Rhino GP LLC, the general partner of the Partnership, has announced his resignation from the board of directors of Rhino GP LLC effective as of April 22, 2016.  Mr. Tompkins’ decision to resign from the board was not the result of any disagreement with the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC,
Its General Partner

Dated: April 28, 2016	By:	/s/ Whitney C. Kegley
	Name:	Whitney C. Kegley
	Title:	Vice President, Secretary and General Counsel